Exhibit 4.13

THIS COMMON SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION.  THIS CERTIFICATE IS NOT TRANSFERABLE EXCEPT IN COMPLIANCE WITH APPLICABLE LAW AND SECTION 5.11 OF THE TRUST AGREEMENT

Certificate Number	Number of Common Securities

C-001	420

Certificate Evidencing Common Securities

of

Pacific Crest Capital Trust I

Floating Rate Common Securities

(liquidation amount $1,000 per Common Security)

Pacific Crest Capital Trust I, a statutory trust created under the laws of the State of Delaware (the “Trust”), hereby certifies that Pacific Crest Capital, Inc., a Delaware corporation (the “Holder”) is the registered owner of four hundred and twenty (420) common securities of the Trust representing undivided common beneficial interests in the assets of the Trust and designated the Pacific Crest Capital Trust I Floating Rate Common Securities (liquidation amount $1,000 per Common Security) (the “Common Securities”). Except in accordance with Section 5.11 of the Trust Agreement (as defined below), the Common Securities are not transferable and, to the fullest extent permitted by law, any attempted transfer hereof other than in accordance therewith shall be void. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Common Securities are set forth in, and this certificate and the Common Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust, dated as of March 20, 2003 as the same may be amended from time to time (the “Trust Agreement”), among Pacific Crest Capital, Inc., as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, the Administrative Trustees named therein and the Holders, from time to time, of Trust Securities. The Trust will furnish a copy of the Trust Agreement to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

This Common Securities Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Terms used but not defined herein have the meanings set forth in the Trust Agreement.

In Witness Whereof, one of the Administrative Trustees of the Trust has executed on behalf of the Trust this certificate this          day of March, 2003.

Pacific Crest Capital Trust I

By:
Name: Robert J. Dennen
Title: Administrative Trustee